NEWS

For:		From:
Ladish Co., Inc. 5481 South Packard Avenue Cudahy, WI 53110		Libby Communications 95 Pin Pack Road Ridgefield, CT 06877
Contact:	Wayne E. Larsen 414-747-2935 414-747-2890 Fax	Contact:	William J. Libby 203-431-8480 203-431-6132 Fax

Release date: 25 February 2005

LADISH TO ACQUIRE EASTERN EUROPEAN FORGER

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today announced it has entered into a preliminary agreement with Huta Stalowa Wola Spolka Akcyjna (“HSW S.A.”) to acquire its forging subsidiary HSW-Zaklad Kuznia Matrycowa (“ZKM”). ZKM, located in Stalowa Wola, Poland, currently has annual production and sales of industrial forgings in Poland and throughout Europe of approximately $35 million. The closing of the transaction, while subject to the fulfillment of certain conditions by HSW S. A. and the obtaining of a number of permits and approvals by Ladish, is anticipated to occur in the third quarter of 2005. Although the final terms of the proposed transaction have not been disclosed, the purchase price for ZKM will be approximately $13 million.

“For a number of years we have worked with ZKM to supply industrial forgings for certain of our customers in the U. S. , and we are excited about the prospect of making ZKM a part of the Ladish family of metalworking companies,” said Kerry L. Woody, President and CEO of Ladish. “ZKM has the personnel, equipment and cost structure capable of significant growth. This acquisition represents an excellent opportunity for Ladish to establish a manufacturing base in the European Union. Approximately 50% of Ladish’s annual sales serve international markets. ZKM will enable us to expand our participation in these international industrial arenas and, ultimately, to make further inroads into international aerospace markets with a cost-effective Eastern European producer.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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LCI-05-03